Exhibit 99.1

                       Sharps Compliance Corp. Announces
          Results for the Quarter and Fiscal Year Ended June 30, 2005


    HOUSTON--(BUSINESS WIRE)--Aug. 12, 2005--Sharps Compliance Corp. and subsidiaries (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced its operating results for the fourth quarter and fiscal year ended June 30, 2005.

    Financial Results

    For the fiscal year ended June 30, 2005, the Company generated revenues of $9.0 million versus revenues for the corresponding prior fiscal year of $8.6 million, an increase of 4%. The increase in the annual revenues is a result of higher billings in the agriculture and retail markets.
    For the three-months ended June 30, 2005, the Company generated revenues of $2.1 million versus revenues for the corresponding quarter of the prior fiscal year of $2.5 million, a decrease of 14%. The decrease in the fourth quarter revenues is a result of lower billings in the healthcare and hospitality markets.
    For the fiscal year 2005, the Company reported a gross margin of 39% versus a gross margin of 41% for the corresponding period of the prior year. The decrease in the gross margin is a result of an increase in the cost of inventory.
    For the fiscal year 2005, the Company generated an operating loss of $0.2 million versus an operating loss of $0.1 million for the prior fiscal year.

    Business and Regulatory Developments

    Residential Market

    The Sharps Disposal By Mail System(R) has recently been approved as an integral part of the municipal waste programs of the cities of Cathedral City and Inglewood, California. Additional municipalities throughout the nation have expressed interest in similar programs. Municipal programs are designed to eliminate needles, syringes and lancets from the public waste stream and assist self-injecting residents with proper disposal. There are an estimated 3 billion syringes disposed outside of the healthcare setting each year.

    Agriculture Market

    The Company generated billings of approximately $600,000 in its agriculture market during the fiscal year 2005, of which $230,000 were billed during the fourth quarter. The total fiscal year billings in this market represented a 270% increase over the billings during the fiscal year 2004. The Company continues to be excited about the opportunities in the agriculture market.

    Hospitality Market

    During the fourth quarter of fiscal year 2005, the Company received an approximate $100,000 order from one of the nation's largest contract food service providers for the Company's biohazard spill clean-up kit. The order will be recognized as revenue in July 2006. This newly-launched product has an innovative mail-back feature and contains everything required to safely and properly dispose of medical waste spills within the U.S. Postal Service regulations. The Company is actively marketing the product to multiple industries and, to date, has been met with a very positive reception.

    Healthcare Market

    The Company also announced the renewal, for a two-year period, of its contract with a major home infusion healthcare provider. The Company is named as the primary vendor of its Sharps Disposal By Mail System(R), asset return box, Pitch-it(TM) IV pole and SureTemp Totes
(TM) products.

    Comments

    Regarding the fiscal year 2005 results, Dr. Burt Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance Corp. stated, "Although, our year-over-year revenues increased by only 4%, we are very pleased with the revenue gains generated in the agriculture, retail and hospitality markets.
    Regarding cost, we have launched programs with our major vendors designed to decrease the cost of raw materials to the Company. Additionally, we continue to control our overhead structure as shown with the minimal increase in selling, general and administrative expenses incurred during fiscal year 2005 as compared to the prior fiscal year."
    Kunik added, "We see the use of our Sharps Disposal By Mail System(R) in the municipal market as a significant success and an opportunity to educate the nation on the proper disposal of syringes. We are very encouraged over the interest expressed in the program by municipalities across the nation."
    Kunik concluded, "We enter fiscal year 2006 with what we believe to be significant expansion opportunities in many markets including agriculture, hospitality, industrial/commercial, retail, residential and pharmaceutical. Our sales efforts are focused on converting these opportunities to additional revenue growth for the Company."
    Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers. Sharps primary markets include healthcare, agriculture, hospitality, professional, industrial, commercial and retail. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.
    Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.
    The Company also has a mutually exclusive joint marketing agreement with McKesson Health Solutions ("McKesson"), a subsidiary of McKesson Corporation, to co-market and sell the Sharps Disposal by Mail System(TM) products and services to pharmaceutical manufacturers and biotechnology companies. McKesson is a leader in the design, implementation and management of marketing programs, specialty pharmaceutical services and patient support centers that help pharmaceutical and biotechnology manufacturers successfully commercialize their products.
    Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.
    The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

    (Financial Highlights Follow)



               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                       Three Months Ended            Year Ended
                            June 30,                  June 30,
                    ------------------------- ------------------------
                        2005         2004         2005         2004
                    ------------ ------------ ------------ -----------
                    (Unaudited)  (Unaudited)
                    ------------ ------------ ------------ -----------

REVENUES            $2,120,102   $2,468,015   $9,001,177   $8,619,393

COSTS AND EXPENSES:
  Cost of revenues   1,382,723    1,404,810    5,499,355    5,108,635
  Selling, general
   and
   administrative      893,175      919,923    3,514,595    3,419,251
  Depreciation and
   amortization         36,406       42,143      157,460      160,644
                    ------------ ------------ ------------ -----------
Operating income
 (loss)               (192,202)     101,139     (170,233)     (69,137)

INTEREST (EXPENSE)
 INCOME, net            (4,456)     (10,915)     (22,867)     (48,742)
                    ------------ ------------ ------------ -----------
       Net income
        (loss)       $(196,658)     $90,224    ($193,100)   ($117,879)
                    ============ ============ ============ ===========
BASIC AND DILUTED
 NET LOSS PER SHARE     ($0.02)       $0.01       ($0.02)      ($0.01)
                    ============ ============ ============ ===========
SHARES USED IN
 COMPUTING BASIC
 AND DILUTED NET
 LOSS PER SHARE     10,542,439   10,538,114   10,539,215   10,392,994
                    ============ ============ ============ ===========


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED BALANCE SHEETS


                                                June 30,    June 30,
                                                  2005        2004
                                               ----------- -----------
Assets
 Current assets:
   Cash and cash equivalents                     $258,427    $242,803
   Restricted cash                                 10,010      14,678
   Accounts receivable, net                       964,148     981,408
   Inventory                                      368,495     393,238
   Prepaid and other assets                        79,320     138,798
                                               ----------- -----------
             Total current assets               1,680,400   1,770,925
 Property and equipment, net                      438,064     539,800
 Intangible assets, net                            11,779      10,051


                                               ----------- -----------
             Total assets                      $2,130,243  $2,320,776
                                               =========== ===========

Liabilities and stockholders' (deficit) equity
 Current liabilities:
   Accounts payable                              $567,398    $592,943
   Accrued liabilities                            283,953     338,153
   Deferred revenue - pump return                  54,443     110,702
   Current portion of deferred revenue -
    incineration                                  171,300     108,299
   Current portion of deferred revenue -
    transportation                                770,854     553,938
   Notes payable and current portion of long-
    term debt                                                 185,932
   Current maturities of capital lease
    obligations                                    48,558      37,513
                                               ----------- -----------
             Total current liabilities          1,896,506   1,927,480
 Long-term deferred revenue - incineration, net
  of current portion                               47,142      30,408
 Long-term deferred revenue - transportation,
  net of current portion                          225,639     179,506
 Long-term debt, net of current portion                        10,826
 Obligations under capital leases, net of
  current maturities                               42,112      84,446
 Other                                             62,500      45,500
                                               ----------- -----------
             Total liabilities                  2,273,899   2,278,166
 Stockholders' (deficit) equity:
             Total stockholders' (deficit)
              equity                             (143,656)     42,610
                                               ----------- -----------
             Total liabilities and
              stockholders' (deficit) equity   $2,130,243  $2,320,776
                                               =========== ===========




    CONTACT: Sharps Compliance Corp., Houston
             David P. Tusa, 713-432-0300
             dtusa@sharpsinc.com
             www.sharpsinc.com